Exhibits 4.3

Mortgage Contract

Daqing Branch of China Construction Bank Corporation

Contract No.: Jian Hei Qing Liu Dai Di (2013) No.032

Mortgager (Party A): Daqing Meng Bo Run Biotechnology Co., Ltd.

Domicile: Jubao Village, Zhusan Town, Datong District, Daqing City

Zip Code: 163515

Legal Representative (the Principal): WANG Jinmiao

Fax: 0459-6989708

Tel: 0459-6989708

Mortgagee (Party B): Daqing Branch of China Construction Bank Corporation

Domicile: No.10, Jianhang Street, Dongfeng New Village, Daqing City

Zip Code: 163311

The Principal: ZHU Botao

Fax: 0459-6615567

Tel: 0459-6296699

To ensure the performance of RMB Working Capital Loans Contract signed by and between Daqing Bo Run Biotechnology Co., Ltd. (hereinafter referred to as the “Debtor”) and Party B, of which the Contract Number is No.032, Jian Hei Qing Liu Dai (2013) (hereinafter referred to as the “Master Contract”), and safeguard the realization of creditor’s rights of Party B, Party A is willing to provide mortgage guarantee for the debts assumed by the Debtor to Party B under the Master Contract. This Contract is hereby entered into after negotiation and mutually agreed by both Parties in accordance with relevant laws, regulations and rules.

Article 1                                               Mortgaged Properties

I.                    Party A establishes a mortgage on the properties listed in the “List of Mortgaged Properties” attached hereto.

II.               Where Mortgaged Properties are reissued new ownership or other right certificates and thus cause any inconsistency between the “List of Mortgaged Properties” hereof or the encumbrance (mortgage right) certificates or mortgage right supporting documents received and kept by Party B and such new right certificates or relevant records registered in the registry of relevant registration authority, Party A shall not refuse to assume guarantee responsibilities on that ground.

III.          Except as otherwise agreed by both Parties or required by laws, any new addition on or in the Mortgaged Properties due to such reasons as adhesion, mixing, processing and reconstruction shall also be the subject of mortgage guarantee for creditor’s rights of Party B, and Party A shall complete all mortgage registration formalities as required by Party B.

IV.           If the value of Mortgaged Properties has been or may be reduced and thus has an impact on the realization of creditor’s rights of Party B, Party A shall provide a new guarantee as required by Party B.

Article 2                                               Guarantee Scope

The guarantee scope of this Contract shall be the first one of the followings:

I.                    All debts under the Master Contract, including but not limited to all principal, interest (including compound interest and penalties), liquidated damages, damages, other amounts payable by the Debtor to Party B (including but not limited to relevant handling charges, telecommunication charges, incidental expenses and relevant expenses which foreign beneficiaries refuse to assume, etc.), and expenses incurred when Party B realizes creditor’s rights and guarantee rights (including but not limited to legal fees, arbitration fees, property preservation fees, travel expenses, execution fees, appraisal fees, auction fees, notary fees, service fees, advertising fees and attorney’s fees, etc.).

II.               The principal under the Master Contract with amount of               (in words)               (currency) and interest (including compound interest and penalties), liquidated damages, damages, other amounts payable by the Debtor to Party B (including but not limited to relevant handling charges, telecommunication charges, incidental expenses and relevant expenses which foreign beneficiaries refuse to assume, etc.), and expenses incurred when Party B realizes creditor’s rights and guarantee rights (including but not limited to legal fees, arbitration fees, property preservation fees, travel expenses, execution fees, appraisal fees, auction fees, notary fees, service fees, advertising fees and attorney’s fees, etc.).

Article 3                                               Registration of Mortgaged Properties

Both Parties shall, within fifteen working days upon the execution of this Contract, go through registration formalities for mortgage with appropriate registration authority. Party A shall hand over the original of encumbrance certificates, mortgage registration documents and other right certificates to Party B for possession.

Article 4                                               Modification of Master Contract

I.                    If any modification is made to the terms of the Master Contract as agreed by Party B and the Debtor (including but not limited to the modification of repayment currency, repayment terms, account number for loans and for repayment, disbursement schedule, repayment schedule, commencement date and settlement date for interest, and the modification of commencement date or expiration date of debt performance term without any extension to such debt performance term), Party A agrees to assume guarantee responsibilities for the modified debts under the Master Contract.

Provided that if the debt performance term is extended or the principal amount of creditor’s rights is increased as agreed by Party B and the Debtor without the prior consent of Party A, Party A may only assume guarantee responsibilities for the debt under the Master Contract prior to the modification in accordance with the provisions of this Contract.

II.               No guarantee responsibilities assumed by Party A shall be reduced or released due to the occurrence of any following circumstances:

a.                  Party B or the Debtor has undergone restructuring, consolidation, merger, separation, increase or decrease of capital, joint venture, joint operation and change of name, etc; and

b.                  Party B has entrusted a third party to perform its obligations under the Master Contract.

III.          In the event that the creditor’s rights under the Master Contract have been transferred to any third party, Party A shall cooperate with Party B and such third party to handle the registration formalities for change of mortgage as required by laws.

IV.           Where the transfer of creditor’s rights or debts under the Master Contract doesn’t come into force or is invalid, revoked or released, Party A shall still assume guarantee responsibilities to Party B as specified by this Contract.

Article 5                                               Possession and Preservation of Mortgaged Properties

I.                    Party A shall properly possess, preserve and maintain, and make rational use of, the Mortgaged Properties, keep the Mortgaged Properties in a good condition, and pay various taxes related to the Mortgaged Properties in a timely manner. Party B is entitled to inspect the Mortgaged Properties, and may require Party A to hand over the original of ownership certificates of the Mortgaged Properties to Party B for preservation.

II.               Where Party A entrusts or agrees any third party to possess, preserve and use the Mortgaged Properties, it shall notify such third party the existence of Party B’s mortgage right, and require such third party to keep the Mortgaged Properties in a good condition, accept the inspection to the Mortgaged Properties by Party B, and not to prevent Party B from realizing its mortgage right. No obligations assumed by Party A as specified in the preceding paragraph shall be released therefore, and Party A shall be liable for the acts of such third party at the same time.

III.          Party A shall solely assume compensation liabilities for any personal injury or property damage caused by the Mortgaged Properties. If Party B suffers any claim and assumes relevant responsibilities, or makes a payment of damages on account of Party A, it is entitled to recover the damages from Party A.

Article 6                                               Insurance of Mortgaged Properties

I.                    Except as otherwise agreed by both Parties, Party A shall take out insurance with such insurance type, insurance period and insured amount as required by relevant laws and designated by Party B. The insurer shall possess legal qualification and good reputation.

II.               The contents of insurance policy shall conform to the requirements of Party B, and shall not have any restrictive conditions which may prejudice the rights and interests of Party B. The insurance policy shall particularly indicate that: Party B is the preferential compensated person (the first beneficiary) to the insurance compensation; any change to the insurance policy shall be subject to the written consent of Party B; once any insured accident occurs, the insurer shall remit the insurance compensation directly to the account designated by Party B. If the Mortgaged Properties are insured, but the insurance policy fails to indicate the above contents, then appropriate endorsement or change shall be made to such insurance policy.

III.   Party A shall ensure the insurance being effective continuously, and shall not cause the insurance to be interrupted, revoked or invalid, or cause the compensation liabilities assumed by the insurer to be reduced or released for any reason, or change the insurance policy without the consent of Party B. If the debts guaranteed by Party A have not been fully repaid when the duration of insurance is expired, Party A shall renew the insurance to make corresponding extension to the duration of insurance.

IV.           Party A shall deliver the original of insurance policy of the Mortgaged Properties to Party B within three working days upon the execution date of this Contract (or the date when the renewal of insurance is completed if such insurance is renewed for the Mortgaged Properties), and make the documents necessary to relevant insurance claims or insurance equity transfer kept by Party B.

V.                With respect to the insurance compensation acquired for the Mortgaged Properties, Party B has the right to dispose the same according to any of the following methods, and Party A shall assist with handling relevant formalities:

a.                  As agreed by Party B, to repair the Mortgaged Properties so as to recover the value of the Mortgaged Properties;

b.                  To repay or repay ahead of schedule the debt principal and interest under the Master Contract and related expenses;

c.                   To provide pledge guarantee for the debts under the Master Contract; and

d.                  To be disposed of by Party A at its discretion after it has provided a new guarantee compliance with the requirements of Party B.

Article 7                                               Restrictions on Disposal of Mortgaged Properties by Party A

I.                    Without the prior written consent of Party B, Party A shall not dispose of the Mortgaged Properties in any manner, including but not limited to the manner of waiver, lease (including renewal after the original lease contract expires), presentation, transfer, investment, repetitive guarantee, removal, transformation into public use, accretion with other things, reconstruction, or segmentation.

II.               As agreed by Party B in writing, the payment of price or other payments acquired from the disposal of the Mortgaged Properties by Party A shall be deposited into the account designated by Party B. Party B is entitled to dispose of the above payments in any method specified by Article 6 (V) (b) to (d), and Party A shall assist with handling relevant formalities.

Article 8                                               Obstruction of Third Parties

I.                    If the Mortgaged Properties are expropriated, requisitioned, demolished, confiscated, or reclaimed without payment by the state, or the Mortgaged Properties are seized, froze, detained, regulated, retained, auctioned, occupied forcibly, damaged, or otherwise disposed of by any third parties, Party A shall immediately notify Party B, and timely take restrictive, exclusionary or remedial measures to prevent further loss; Party A shall provide a new guarantee compliance with the requirements of Party B if it is so required by Party B.

II.               After any circumstance specified by the preceding paragraph occurs, the remaining part of the Mortgaged Properties shall still act as the mortgage guarantee for the creditor’s rights of Party B. The damages or compensation acquired by Party A due to the above reasons shall be deposited into the account designated by Party B. Party B is entitled to dispose of the above payments in any method specified by Article 6 (V) (a) to (d), and Party A shall assist with handling relevant formalities.

Article 9                                               Realization of Mortgage Right

I.                    If the Debtor fails to perform the mature debts under the Master Contract or fails to perform the debts of which the maturity is accelerated, or violates other provisions of the Master Contract, Party B is entitled to dispose of the Mortgaged Properties.

II.               The value of the Mortgaged Properties stated in the List of Mortgaged Properties attached hereto or otherwise agreed by both Parties (hereinafter referred to as the “Provisional Value”), regardless of whether it is recorded in the registry of the registration authority, shall not be considered as the ultimate value of the Mortgaged Properties, and the latter shall be the net amount of the proceeds acquired from disposal of the Mortgaged Properties by Party B after deduction of all taxes.

If the creditor’s rights of Party B is repaid by the Mortgaged Properties, the above Provisional Value shall not be used as a basis for the repayment of the creditor’s rights of Party B by the Mortgaged Properties, and the then value of the Mortgaged Properties shall be mutually agreed by both Parties through consultation or determined by a fair assessment according to laws.

III.          After paying the costs incurred in the course of disposal or auction (including but not limited to custodial fees, assessment fees, auction fees, transfer fees, taxes, and fees for assignment of state-owned land use right, etc.), the proceeds acquired from disposal of the Mortgaged Properties by Party B shall be used preferentially to repay the debts under the Master Contract, and the remaining amounts shall be refunded to Party A.

IV.           If Party A and the Debtor is the same person, Party B may seek to enforce the properties of Party A other than the Mortgaged Properties, which shall not be conditional on the waiver of mortgage right or preferential disposal of the Mortgaged Properties.

V.                Party A shall not prevent Party B from realizing the mortgage right in any way (including act or omission).

VI.           Regardless of whether Party B has any other guarantees for the creditor’s rights under the Master Contract (including but not limited to undertaking, mortgage, pledge, bond, and standby letter of credit, etc.), regardless of whenever those other guarantees are established, whether they are valid, or whether Party B has made a claim against other guarantors, regardless of whether there is a third party who agrees to bear all or part of the debts under the Master Contract, and regardless of whether other guarantees are provided by the Debtor itself, no guarantee responsibilities assumed by Party A under this Contract shall be reduced or released therefore, and Party B may directly require Party A to assume guarantee responsibilities within its guarantee scope in accordance with this Contract, to which Party A will raise no objections.

VII.      Where Party A only provides guarantee for part of the debts under the Master Contract, Party A agrees that it shall still assume guarantee responsibilities for the outstanding debts under the Master Contract within its guarantee scope in accordance with this Contract, even if part of the debts thereunder is discharged due to the settlement by the Debtor, realization of other guarantee rights by Party B, or any other reasons.

VIII.                      Where Party A only provides guarantee for part of the debts under the Master Contract, and the debts thereunder have not yet been fully discharged after Party A has assumed its guarantee responsibilities, Party A undertakes that the right of subrogation or right of recovery asserted (including pre-exercise) by it against the Debtor or other guarantors shall not prejudice the interests of Party B, and agrees that the settlement of the debts thereunder shall precede over the realization of Party A’s right of subrogation or right of recovery.

Specifically, before the creditor’s rights of Party B have been discharged fully:

a.                  Party A agrees not to asset the right of subrogation or right of recovery against the Debtor or other guarantors; if Party A realizes the above rights for any reason, the proceeds acquired by it shall be preferentially used to settle the undischarged creditor’s rights of Party B;

b.                  If the debts under the Master Contract are guaranteed with any asset, Party A agrees not to make a claim with respect to such encumbered asset or the proceeds acquired from the disposal of the same based on the exercise of right of subrogation or for any other reasons, and the above encumbered asset or proceeds shall be preferentially used to settle the undischarged creditor’s rights of Party B; and

c.                   If the Debtor or other guarantors have provided a counter guarantee to Party A, the proceeds acquired by Party A based on the above counter guarantee shall be preferentially used to settle the undischarged creditor’s rights of Party B.

IX.        If the Master Contract has not been established, or doesn’t come into force, or is invalid or partially invalid, or is revoked or rescinded, and Party A and the Debtor are not the same person, Party A shall, within the guarantee scope specified by this Contract, be jointly and severally liable with the Debtor for the debts assumed by the Debtor which are formed due to return of properties or compensation for losses.

X.                Party A has fully recognized the interest rate risk. In the event that the interest, penalty interest or compound interest payable by the Debtor is increased due to the adjustments of the interest rate level or the interest accrual or interest settlement manner made by Party B according to the provisions of the Master Contract or based on the changes in the national interest rate policies, Party A shall also assume guarantee responsibilities for the increased portion.

XI.           In the event that in addition to the debts under the Master Contract, there are any other mature debts payable by the Debtor to Party B, Party B is entitled to collect the amounts in RMB or other currencies from the account opened by the Debtor in the system of China Construction Bank to first settle any mature debts, and no guarantee responsibilities assumed by Party A shall be reduced or released therefore.

Article 10                                        Liabilities for Breach of Contract

I.                    Liabilities for Breach by Party A

a.                  If Party A violates any provision of this Contract or there is any false content, error or omission in the representations and warranties made by Party A, Party B is entitled to take one or more of the following measures:

1.                  Require Party A to rectify the breach within a definite time;

2.                  Require Party A to provide a new guarantee;

3.                  Require Party A to compensate for losses;

4.                  Dispose of the Mortgaged Properties; and

5.                  Any other remedies permitted by laws.

b.                  Party B is entitled to dispose of the proceeds acquired from the disposal of the Mortgaged Properties in any method specified by Article 6 (V) (b) to (d), and Party A shall assist with handling relevant formalities.

c.                   If the mortgage right has not been established effectively, or the value of the Mortgaged Properties is reduced, or Party B fails to timely or fully realize the mortgage right due to the reasons of Party A, and Party A and the Debtor are not the same person, Party B is entitled to require Party A to assume joint and several responsibilities with the Debtor for the guaranteed debts within the guarantee scope specified in this Contract.

II.               Liabilities for Breach by Party B

If Party B has lost the ownership certificates of the Mortgaged Properties delivered by Party A due to fault, or Party B fails to timely return the ownership certificates of the Mortgaged Properties after the debts under the Master Contract have been fully discharged, or fails to assist with handling the deregistration formalities of mortgage by laws upon the request of Party A, Party A is entitled to take one or more of the following measures:

a.                  Require Party B to bear costs incurred in the reissuance of ownership certificates of the Mortgaged Properties; and

b.                  Require Party B to return the ownership certificates of the Mortgaged Properties within a definite time, or assist Party A to cancel the registration of the Mortgaged Properties.

Article 11                                        Miscellaneous

1.                  Any expense resulting from violation of any provision of this Contract by Party A (including but not limited to the legal fees, arbitration fees, property preservation fees, travel expenses, execution fees, appraisal fees, auction fees, notary fees, service fees, advertising fees, and attorney’s fees etc. suffered by Party B actually due to the breach of Party A) shall be borne by Party A; and

2.                  With respect to other expenses, both Parties agree as follows:

Intentionally Left Blank

II.               Collection of Accounts Payable

With respect to all amounts payable by Party A under this Contract, Party B is entitled to collect corresponding amounts in RMB or other currencies from the account opened by Party A in the system of China Construction Bank without any prior notice to Party A. If it is required to go through the formalities of foreign exchange settlement and sale or foreign exchange trading, Party A is obliged to assist Party B to go through the same, and the exchange rate risk shall be borne by Party A.

III.          Use of Party A’s Information

Party A agrees that Party B may allow the credit database established and approved by the People’s Bank of China and competent departments of credit and credit investigation or the relevant authorities or departments to check the credit status of Party A, and Party B may provide Party A’s information to the credit database established and approved by the People’s Bank of China and competent departments of credit and credit investigation. Party A agrees that Party B may reasonably use and disclose Party A’s information as required by its business.

IV.           Declarative Collection

If Party A commits any breach of the Contract, Party B has the right to notify the same to relevant departments or authorities, and may make a declarative collection through news media.

V.                Evidentiary Effect of Party B’s Records

Unless there is any reliable and definite contrary evidence, the internal accounting records of Party B with respect to such contents as principal, interest, expenses and repayment records, the receipts and vouchers produced or retained by Party B when the Debtor handles such business as withdrawal, repayment and interest payment, and the records and vouchers of loan collection made by Party B shall constitute the conclusive evidence which effectively demonstrates the contractual relationship under the Master Contract. Party A shall not raise any objection only because that the above records, registers, receipts, and vouchers are produced or retained by Party B.

VI.           Reservation of Rights

No rights of Party B under this Contract shall prejudice and exclude any right it may have in accordance with laws, regulations and other contracts. Any tolerance, grace or concession granted to any default or delay, or any delay in exercising any right under this Contract shall neither be deemed as a waiver to the rights and interests under this Contract or a permission or recognition to any breach hereof, nor affect, prevent and obstruct the exercise of such rights or any other rights, nor cause Party B to assume any obligation and responsibility to Party A therefore.

Even if Party B fails to exercise or delays in exercising any right under the Master Contract or fails to exhaust any remedy thereunder, no guarantee responsibilities assumed by Party A hereunder shall be reduced or released therefore, provided that if Party B reduces or releases any debt thereunder, the guarantee responsibilities assumed by Party A hereunder shall be reduced or released correspondingly.

VII.      Party B shall be notified immediately if Party A suffers any separation or dissolution, or goes into bankruptcy proceedings, or its industrial and commercial registration is revoked or cancelled, or its business license is revoked, or if the Mortgaged Properties are damaged, lost, infringed upon, or out of Party A’s control due to natural factors or the acts of any third party, or if there is any dispute related to the ownership of the Mortgaged Properties or the ownership certificates are cancelled.

VIII.        Dissolution or Bankruptcy of the Debtor

Party A shall immediately notify Party B to declare claims after it knows that the Debtor has gone into dissolution or bankruptcy proceedings, and it shall timely participate in the dissolution or bankruptcy proceedings to pre-exercise the right of recovery at the same time. If Party A knows or should know that the Debtor has gone into dissolution or bankruptcy proceedings, but fails to timely pre-exercise the right of recovery, the losses resulting therefrom shall be solely borne by Party A.

Notwithstanding the provisions of Item 2, Paragraph VI of this Article, if a settlement agreement is entered into or a restructuring plan is agreed by Party B and the Debtor in the course of the Debtor’s bankruptcy proceedings, Party B’s rights under this Contract shall not be prejudiced due to the settlement agreement or restructuring plan, and no guarantee responsibilities assumed by Party A shall be reduced or released. Party A shall not raise any objection against Party B’s claims based on the conditions specified in the settlement agreement or restructuring plan. Party B still has the right to require Party A to assume guarantee responsibilities for the creditor’s rights which are undischarged due to the compromise made to the Debtor by Party B in the settlement agreement or restructuring plan.

IX.           Dissolution or Bankruptcy of Party A

If Party A suffers dissolution or bankruptcy, even if the creditor’s rights of Party B under the Master Contract are not yet mature, Party B is entitled to participate in Party A’s liquidation or bankruptcy proceedings to declare claims.

X.                If Party A changes its mailing address or contact information, it shall immediately notify Party B in writing, and the losses resulting from the failure of Party A to notify shall be solely borne by Party A.

XI.           Other Contractual Matters

Where Party A or the Debtor fails to comply with laws, regulations or rules related to environmental and social risk management, or may cause hazards and associated risks to the environment and society in the course of construction, production and operation activities (including but not limited to environmental and social issues related to energy consumption, pollution, land, health, safety, resettlement, ecological protection, energy conservation and climate change, etc.), Party B may exercise its guarantee rights hereunder in advance, and take any other remedies as specified by this Contract or permitted by laws.

XII.      Dispute Resolution

Any dispute occurred in the performance of this Contract may be settled through consultation, or settled in the first manner if consultation fails, and the remaining provisions of this Contract uninvolved in the dispute shall still be performed during the period of litigation or arbitration.

a.                  Bring a lawsuit before the people’s court at the place where Party B’s domicile is located.

b.                  Submit to  Arbitration Commission (with the arbitration place at  ) for arbitration in accordance with the then effective arbitration rules of such Arbitration Commission when applying for arbitration. The arbitral award is final and binding on both Parties.

XIII. Effectiveness of Contract

This Contract comes into effect after it has been signed or affixed with official seal by the legal representative (the Principal) or authorized agent of Party A and the Principal or authorized agent of Party B.

XIV.  This Contract shall be made in sextuplicate.

Article 12                                        List of Mortgaged Properties

The list of Mortgaged Properties under this Contract is as follows:

List of Mortgaged Properties

Name of Mortgaged Properties	Number of Ownership Certificates and Other Relevant Certificates	Domicile	Area or Quantity	Value of Mortgaged Properties (Ten Thousand Yuan)	Amounts on Which a Mortgage Has Been Established for Other Creditor’s Rights (Ten Thousand Yuan)	Notes
Refer to the Attached Sheet for Details

Article 13                                        Representations and Warranties of Party A

I.                    Party A is clearly aware of the business scope and delegated authority of Party B.

II.               Party A has read all terms of this Contract and the Master Contract. Upon the request of Party A, Party B has made corresponding explanation with respect to the terms of this Contract and the Master Contract. Party A has a good knowledge of and fully understands the meaning of the terms of this Contract and the Master Contract as well as the corresponding legal consequences.

III.          Party A possesses the legal qualification to act as a guarantor, and the guarantees provided by Party A under this Contract comply with the provisions of laws, administrative rules, regulations and the Articles of Association or internal organization documents of Party A, and have been approved by the internal competent departments of the Company and/or national competent authorities. All liabilities incurred since Party A has no rights to execute this Contract shall be borne by Party A, including without limitation making full compensation for losses suffered by Party B therefrom.

IV.           Party A acknowledges that it has a full understanding about the status of the Debtor’s assets, liabilities, operations, credit and reputation etc., whether the Debtor is qualified to execute the Master Contract, and all contents of the Master Contract.

V.                Party A has the ownership or right of disposition legally with respect to the Mortgaged Properties, the Mortgaged Properties are neither public facilities nor non-negotiable and non-transferable properties, and there are no ownership disputes.

VI.           The Mortgaged Properties have no other co-owners, or have other co-owners, but such mortgage guarantee has obtained the written consent of such other co-owners.

 Attached Sheet of List of Mortgaged Properties

Name of Mortgaged Properties	Number of Ownership Certificate and Other Relevant Certificates	Domicile	Area or Quantity	Value of Mortgaged Properties (Yuan)	Amounts on Which a Mortgage Has Been Established for Other Creditor’s Rights (Yuan)	Principal of Creditor’s Rights Guaranteed
Sewage Treatment Station Building	Qing Fang Quan Zheng Datong District Zi No.NA533413	Sewage Treatment Station Building of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing City	516.95	1,163,138.00	0	578,935.92
Circulating Water Pump House	Qing Fang Quan Zheng Datong District Zi No.NA533429	Circulating Water Pump House of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing City	85.56	175,398.00	0	87,301.94
Liquefaction, Saccharification and Fermentation Workshop	Qing Fang Quan Zheng Datong District Zi No.NA533445	Liquefaction, Saccharification and Fermentation Workshop of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing City	4482.98	13,000,642.00	0	6,470,890.53

DDGS Workshop	Qing Fang Quan Zheng Datong District Zi No.NA533446	DDGS Workshop of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing City	7125.36	16,602,089.00	0	8,263,461.18
DDGS Storehouse	Qing Fang Quan Zheng Datong District Zi No.NA533459	DDGS Storehouse of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing City	3785.94	5,792,488.00	0	2,883,131.14
Ventilator Room	Qing Fang Quan Zheng Datong District Zi No.NA533454	Ventilator Room of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing City	244.6	635,960.00	0	316.540. 33
Apartment Building	Qing Fang Quan Zheng Datong District Zi No.NA533468	Apartment Building of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing City	7830.83	18,715,684.00	0	9,315,473. 99
Main Plant	Qing Fang Quan Zheng Datong District Zi No.NA533475	Main Plant of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing City	5428.75	12,268,975.00	0	6,106.713.35

Comprehensive Building	Qing Fang Quan Zheng Datong District Zi No.NA533477	Comprehensive Building of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing City	3933.15	9,675,549.00	0	4,815,871.28
Integrated Pump House	Qing Fang Quan Zheng Datong District Zi No.NA533488	Integrated Pump House of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing City	165.1	354,965.00	0	176,678.94
Hydration Workshop	Qing Fang Quan Zheng Datong District Zi No.NA533478	Hydration Workshop of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing City	1392.97	4,025,683.30	0	2,003,728.43
Boiler Room	Qing Fang Quan Zheng Datong District Zi No.NA533494	Boiler Room of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing	2564.7	5,642,340.00	0	2,808,397.04

Water Pump House	Qing Fang Quan Zheng Datong District Zi No.NA533495	Water Pump House of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing	876.56	1.709.292.00	0	850,776.55
Fermentation Workshop	Qing Fang Quan Zheng Datong District Zi No.NA533504	Fermentation Workshop of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing	356.24	748,104.00	0	372, 358.46
Ash Storehouse	Qing Fang Quan Zheng Datong District Zi No.NA533516	Ash Storehouse of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing	264.61	502,759.00	0	250,241.37
Crush Building	Qing Fang Quan Zheng Datong District Zi No.NA533532	Crush Building of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing	323.29	581,922,00	0	289,643.66
Distillation Workshop	Qing Fang Quan Zheng Datong District Zi No.NA539722	Distillation Workshop of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing	1984.92	4,763,808.00	0	2,371,119.83

Leaching Workshop (including Power Distribution Room)	Qing Fang Quan Zheng Datong District Zi No.NA533500	Leaching Workshop of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing	956.16	2,199,168.00	0	1,094,605.59
New Steam Engine Room	Qing Fang Quan Zheng Datong District Zi No.NA533482	New Steam Engine Room of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing	967.78	1,896,849.00	0	944,130.47
Industrial Land	Daqing Guo Yong (2008) No. 06-33620	Industrial Land of One Million Tons/Year Corn Deep-Processing Expansion Project located at Jubao Village, Zhusan Town, Datong District, Daqing	139319	20,201,255. 00	0	0

VII.      The Mortgaged Properties have no defects or burdens which have not been notified to Party B in writing, including without limitation that the Mortgaged Properties are limited merchantable things, or the Mortgaged Properties are seized, detained, regulated, leased or kept, or the payments of purchase price, maintenance costs, construction project costs, national taxes, fees for assignment of land use right or damages are in arrears with respect of the Mortgaged Properties, or the Mortgaged Properties have provided a guarantee for any third person.

VIII.                      All materials and information related to the Mortgaged Properties provided by Party A to Party B are true, lawful, accurate and complete.

IX.           The mortgage guarantee provided by Party A will neither prejudice any legitimate interests of any third party, nor violate any statutory or contractual obligations of Party A.

Party A (Official Seal):

Legal Representative (the Principal) or Authorized Agent (Signature):

October 24, 2013

Party B (Official Seal):

The Principle or Authorized Agent (Signature):

October 24, 2013